Subprime Real Estate Installment Contract

THIS CONTRACT IS A REAL ESTATE INSTALLMENT CONTRACT WHEREIN THE BUYER IS PURCHASING PROPERTY FROM SELLERS AT A VALUE LESS THAN THE EXISTING MORTGAGE – A “SUBPRIME SHORT SALE PURCHASE.”

1. Parties and Date. This Contract is entered into on April 1, 2010, between Lawrence Van Ness and Joyce Van Ness, husband and wife, as "Sellers" and, Subprime Advantage, Inc., a Nevada corporation as "Buyer".

2. Sale and Legal Description. Sellers agrees to sell to Buyer and Buyer agree to purchase from Sellers the following described real estate in Clark County, State of Nevada:

2300 E. Silverado Ranch Blvd
#1106
Las Vegas, Nevada 89183

Pursuant to the terms of this Contract, Buyer will take possession of the property described hereinabove (paragraph 7), and title to the property will pass concurrent with the execution of this Contract. Buyer is authorized to record a Memorandum of this contract with the County Recorder, Clark County, Nevada. Sellers will cooperate with the Buyer in executing any and all documents required for such a recording.

3(a). Price. Buyer agree to pay:

•	Total Price: $50,000

•	Less Down Payment: $1,000

Amount Financed by Sellers

(b). Payment of Amount Financed by Sellers. Buyer agree to pay the sum of $49,000 as follows:

Buyer agrees to pay $49,000 of the purchase price within 12 months from the date hereof, by acquiring the conveyed property subject to a mortgage which exceeds the total purchase price. Buyer understands that the mortgage on the property has an outstanding balance of approximately $168,000. Buyer and Seller agree that the amount that Buyer is willing to assume of the mortgage obligation is $49,000; and, in the event Lender is unwilling to either allow Buyer to assume the mortgage obligation or pay off the mortgage obligation at a discount to $49,000 (short sale), then in that event Buyer may either agree to continue to retain the title to the property, subject to the existing mortgage, or alternatively re-convey the property back to the Sellers or their assignees.

(c). Power of Attorney. Sellers, by execution of this Contract, hereby appoint Buyer their Attorney in Fact to negotiate with the mortgage holder(s) in reference to the hereinabove described property.

4. Other Encumbrances Against the Property. The property is subject to encumbrances including the following listed tenancies, easements, restrictions and reservations in addition to the obligations assumed by Buyer.

5. Fulfillment Deed. Upon payment of all amounts due Sellers, and upon the Lenders approval of the purchase contract and discount of the mortgage to $49,000, or upon the Buyers approved Lender pay off of the mortgage, Sellers agrees to deliver to Buyer a Statutory Warranty Deed in fulfillment of this Contract. The covenants of warranty in said deed shall not apply to any encumbrances assumed by Buyer or to defects in title arising subsequent to the date of this Contract by, through or under persons other than the Sellers herein.

6. Late Charges. If any payment on the purchase price is not made within ten (10) days after the date it is due, Buyer agree to pay a late charge equal to 5% of the amount of such payment. Such late payment charge shall be in addition to all other remedies available to Sellers and the first amounts received from Buyer after such late charges are due shall be applied to the late charges.

7. Possession. Buyer is entitled to possession of the property from and after the date of this Contract.

8. Taxes, Assessments and Utility Liens. Buyer agrees to pay by the date due all taxes and assessments becoming a lien against the property after the date of this Contract. Buyer may in good faith contest any such taxes or assessments so long as no forfeiture or sale of the property is threatened as the result of such contest. Buyer agree to pay when due any utility charges which may become liens superior to Sellers's interest under this Contract. If real estate taxes and penalties are assessed against the property subsequent to date of this Contract because of a change in use prior to the date of this Contract because of a Senior Citizen's declaration to Defer Property Taxes filed prior to the date of this Contract, Buyer may demand in writing payment of such taxes and penalties within 30 days. If payment is not made, Buyer may pay and deduct the amount thereof.

9. Insurance. Buyer agrees to keep all buildings now or hereafter erected on the property described herein continuously insured under fire and extended coverage policies in an amount not less than the balances owed on obligations assumed by Buyer plus the balance due Sellers, or full insurable value, whichever is lower. All policies shall be held by the Sellers and be in such companies as the Sellers may approve and have loss payable first to any holders of underlying encumbrances, then to Sellers as their interests may appear and then to Buyer, Buyer may within 30 days after loss negotiate a contract to substantially restore the premises to their condition before the loss. If the insurance proceeds are sufficient to pay the contract price for restoration or if the Buyer deposits in escrow any deficiency with instructions to apply the funds on the restoration contract, the property shall be restored unless the underlying encumbrances provide otherwise. Otherwise the amount collected under any insurance policy shall be applied upon any amounts due hereunder in such order as the Sellers shall determine. In the event of forfeiture, all rights of Buyer in insurance policies then in force shall pass to Sellers.

10. Nonpayment of Taxes, Insurance and Utilities Constituting Liens. If Buyer fails to pay taxes or assessments, insurance premiums or utility charges constituting liens prior to Sellers's interest under this Contract, Sellers may pay such items and Buyer shall forthwith pay Sellers the amount thereof plus a late charge of 5% of the amount thereof plus any costs and attorney's fees incurred in connection with making such payment.

11. Condition of Property. Buyer accept the property in its present condition and acknowledges that Sellers, her agents and subagents have made no representation or warranty concerning the physical condition of the property or the uses to which it may be put other than as set forth herein. Buyer agrees to maintain the property in such condition as complies with all applicable laws.

12. Risk of Loss. Buyer shall bear the risk of loss for destruction or condemnation of the property. Any such loss shall not relieve Buyer from any of Buyer's obligations pursuant to this contract.

13. Waste. Buyer shall keep the property in good repair and shall not commit or suffer waste or willful damage to or destruction of the property. Buyer shall not remove fixtures without written consent of Sellers.

14. Use of Property. The property is to be used for either Buyer’s possession, or alternatively for rental property. Any other use constitutes a breach of this contract unless agreed to in advance writing by Sellers, and may cause a forfeiture of this agreement at Sellers's election. Buyer’s use in violation of this use provision shall not relieve Buyer of the obligations created herein. In the event a forfeiture action is instituted, Buyer consents to Sellers's entry on the property to take any reasonable action to conserve the property value.

15. Condemnation. Sellers and Buyer may each appear as owners of an interest in the property in any action concerning condemnation of any part of the property. Buyer may within 30 days after condemnation and removal of improvements, negotiate a contract to substantially restore the premises to their condition before the removal. If the condemnation proceeds are sufficient to pay the contract price for restoration or if the Buyer deposits in escrow any deficiency with instructions to apply the funds on the restoration contract, the property shall be restored unless underlying encumbrances provide otherwise. Otherwise, proceeds of the award shall be applied in payment of the balance due on the purchase price, as Sellers may direct.

16. Default. If the Buyer fails to observe or perform any term, covenant or condition of this Contract, Sellers may:

(a). Suit for Installments. Sue for any delinquent periodic  or balloon payment; or

(b). Specific Performance. Sue for specific performance of any Buyer's obligations pursuant to this contract; or

(c). Forfeit Buyer's Interest. Forfeit this Contract pursuant to Nevada Revised Statutes as it is presently enacted and may hereafter be amended. The effect of such forfeiture includes: (i) the Buyer's rights under the Contract shall be canceled; (ii) all sums previously paid under the Contract shall belong to and be retained by the Sellers or other person to whom paid and entitled thereto; (iii) all improvements made to the property shall belong to Sellers; and (iv) Buyer shall be required to surrender possession of the property and improvements to the Sellers 10 days after the forfeiture; or

(d). Acceleration of Balance Due. Give Buyer written notice demanding payment of said delinquencies and payment of a late charge of 5% of the amount of such delinquent payments and payment of Sellers's reasonable attorney's fees and costs incurred for services in preparing and sending such Notice and stating that if payment pursuant to said Notice is not received within thirty (30) days after the date said Notice is either deposited in the mail addressed to the Buyer or personally delivered to the Buyer, the entire balance owing, including interest, will become immediately due and payable. Sellers may thereupon institute suit for payment of such balance, interest, late charge and reasonable attorneys fees and costs; or

(e). Judicial Foreclosure. Sue to foreclose this contract as a mortgage, in which event Buyer may be liable for a deficiency.

17. Receiver. If Sellers has instituted any proceedings specified in Paragraph 16 and Buyer is receiving rental or other income from the property, Buyer agree that the appointment of a receiver for the property is necessary to protect Sellers's interest.

18. Buyer's Remedy for Sellers's Default. if Sellers fail to observe or perform any term, covenant or condition of this Contract, Buyer may, after 30 days written notice to Sellers, institute suit for damages or specific performance unless the breaches designated in said notice are cured.

19. Non-Waiver. Failure of either party to insist upon strict performance of the other party's obligations hereunder shall not be construed as a waiver of strict performance thereafter of all of the other party's obligations hereunder and shall not prejudice any remedies as provided herein.

20. Attorneys' Fees and Costs. In the event of any breach of this Contract the party responsible for the breach agrees to pay reasonable attorneys' fees and costs, including costs of service of notices and title searches, incurred by the other party. The prevailing party in any suit instituted arising out of this Contract and in any forfeiture proceedings arising out of this Contract shall be entitled to receive reasonable attorneys' fees and costs incurred in such suit or proceedings.

21. Notices. Notices shall be either personally served or shall be sent certified mail, return receipt requested and by regular first class mail to Buyer at Subprime Advantage, Inc., 501 West Broadway, suite A-323, San Diego, California 92101, and to Sellers at 5252 Balboa Arms Drive, Unit 104, San Diego, California 92117-4926, or such other addresses as either party may specify in writing to the other party. Notices shall be deemed given when served or mailed. Notice to Sellers shall also be sent to any institution receiving payments on the Contract.

22. Time for Performance. Time is of the essence in performance of any obligations pursuant to this Contract.

23. Successors and Assigns. Subject to any restrictions against assignment, the provisions of this Contract shall be binding on the heirs, successors and assigns of the Sellers and the Buyer.

24. Alterations. Buyer shall not make any substantial alteration to the improvements on the property without the prior written consent of Sellers, which consent will not be unreasonably withheld.

Sellers	Buyer
_________	_________
_________	_________

25. Due on Sale. If Buyer, without written consent of Sellers, (a) conveys, (b) sells, (c) leases, (d) assigns, (e) contracts to convey, sell, lease or assign, (f) grants an option to buy the property, (g) permits a forfeiture or foreclosure or trustee or sheriff's sale of any of the Buyer's interest in the property or this Contract, Sellers may at any time thereafter either raise the interest rate on the balance of the purchase price or declare the entire balance of the purchase price due and payable.

Sellers	Buyer
_________	_________
_________	_________

26. Periodic Payments on Taxes and Insurance. In addition to the periodic payments on the purchase price, Buyer agrees to pay Sellers such portion of the real estate taxes and assessments and fire insurance premium as will approximately total the amount due during the current year based on Sellers's reasonable estimate.

27. Addenda. Any addenda attached hereto are a part of this Contract.

28. Entire Agreement. This Contract constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, written or oral. This Contract may be amended only in writing executed by Sellers and Buyer.

IN WITNESS, the parties have signed and sealed this Contract the day and year first above written.

Sellers		Buyer

/S/ Lawrence Van Ness		Subprime Advantage, Inc.
Lawrence Van Ness
	By:	/S/ Molly Country
/S/ Joyce Van Ness
Joyce Van Ness

 [Acknowledgment]